Exhibit 99.1

Valpey Fisher Corporation Reports Second Quarter Profit

HOPKINTON, Mass.--(BUSINESS WIRE)--August 2, 2010--Valpey Fisher Corporation (NASDAQ: VPF), a leader in low-noise timing solutions, today reported results for the 2nd quarter ended July 4, 2010.

For the second quarter of 2010, the Company reported an operating profit of $195,000 and net earnings of $136,000 or $.03 per share on sales of $3,799,000, compared to an operating loss of $67,000 and a net loss of $82,000 on sales of $2,496,000 for the same period last year.

Michael Ferrantino Jr., the Company’s President and Chief Executive Officer, commented, “We are pleased to report 2010 second quarter results that include a 52% increase in revenue and a $262,000 increase in operating profit over the same period of 2009. This increase in operating profit is after the negative impact of our $177,000 investment in marketing and development expenses incurred by our Microwave Product line that was formed in the 4th quarter of 2009. New customer orders were up $1,342,000 or 55% from the second quarter of last year. Our backlog amounts to $2,207,000 at July 4, 2010 compared to $1,532,000 at the end of the second quarter of 2009.”

“During the second quarter we again saw sales increases across all of our product lines with our High-Precision Product line increasing 79% over the prior year. Our customer base is clearly recognizing the value of these industry leading oscillators, timing modules and integrated subsystems. In addition, we continue to perform according to plan with our Microwave Product line which will be shipping its first production order in the 3rd quarter,” added Ferrantino.

About Valpey Fisher:

Valpey Fisher is a pioneer in the design of high-accuracy subsystems used in digital and optical telecommunications systems in use throughout the world for digital, voice, data and military communications. The Company’s products enable communications systems vendors to increase network data capacity and improve voice and video quality. Valpey Fisher manufactures precision low-noise timing modules used in Point-to-Point Radio, Satellite, Base Station, Test & Measurement, Microwave Communications and Synthesizers. The Company’s major OEM customers include Alcatel-Lucent, Blade Networks, Juniper Networks, Harris, Raytheon, BAE Systems and L-3 Communications.

For more information on Valpey Fisher’s innovative products including the Microwave Product line, please visit www.valpeyfisher.com.

Forward Looking Statements

Certain statements made herein contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Words such as “expects”, “believes”, “estimates”, “plans” or similar expressions are intended to identify such forward-looking statements. The forward-looking statements are based on our current views and assumptions and involve risks and uncertainties that include, but not limited to: our results for 2010 may be negatively impacted by the current global economic conditions and uncertainties, our ability to develop, market and manufacture new innovative products competitively, the fluctuations in product demand of the telecommunications industry, our ability, including that of our suppliers to produce and deliver materials and products competitively, a significant portion of our revenues is derived from sales to a few customers and the loss of one or more of our significant customers could have an adverse impact on our operating results and financial condition, a significant portion of our revenue is derived from products manufactured by one supplier and a significant change in the supplier’s manufacturing capability or in our relationship with this supplier could have an adverse impact on our operating results and financial condition, our operating results and financial condition could be negatively affected if after receiving design wins from OEMs, which in turn outsource the manufacture of their products to electronics manufacturing services ("EMS") companies, we fail to negotiate terms and successfully obtain orders from the EMS companies directly, and compliance with changing corporate governance and public disclosure regulations may result in additional expenses.

Valpey-Fisher Corporation
Condensed Consolidated Statements of Operations
Unaudited
(in thousands, except per share data)	Quarter Ended		Six Months Ended
	7/4/10	6/28/09	7/4/10	6/28/09

Net sales	$3,799	$2,496	$7,367	$5,078
Cost of sales	2,383	1,681	4,570	3,415
Gross profit	1,416	815	2,797	1,663

Selling and advertising expenses	545	416	1,058	828
General and administrative expenses	366	328	723	673
Research and development expenses	310	138	639	284
	1,221	882	2,420	1,785
Operating profit (loss)	195	(67)	377	(122)

Interest income	4	10	9	20
Earnings (loss) before income taxes	199	(57)	386	(102)
Income tax (expense) benefit	(63)	(25)	(154)	3
Net earnings (loss)	$136	$(82)	$232	$(99)

Basic and diluted earnings (loss) per share	$0.03	$(0.02)	$0.05	$(0.02)

Basic weighted average shares	4,301	4,298	4,300	4,298
Diluted weighted average shares	4,450	4,298	4,416	4,298

Valpey-Fisher Corporation
Condensed Consolidated Balance Sheets
(in thousands)
	(Unaudited)	(Audited)
	7/4/10	12/31/09
ASSETS
Current assets:
Cash and cash equivalents	$4,266	$4,053
Receivables, net	2,231	1,744
Inventories, net	1,381	1,105
Deferred income taxes and other current assets	853	959
Total current assets	8,731	7,861
Property, plant and equipment, at cost	11,811	11,613
Less accumulated depreciation	10,357	10,128
	1,454	1,485
Other assets	213	203
Total assets	$10,398	$9,549

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$2,399	$1,810
Deferred income taxes	167	175
Stockholders' equity	7,832	7,564
Total liabilities and stockholders' equity	$10,398	$9,549

CONTACT:
Valpey Fisher Corporation
Michael J. Kroll, 508-435-6831 X600
Vice President, Treasurer and CFO